Exhibit 4.2

SELECTQUOTE, INC.

AMENDED AND RESTATED

SERIES D PREFERRED STOCK

INVESTORS’ RIGHTS AND STOCKHOLDERS AGREEMENT

NOVEMBER 4, 2019

i

ii

SELECTQUOTE, INC.

AMENDED AND RESTATED

SERIES D PREFERRED STOCK

INVESTORS’ RIGHTS AND STOCKHOLDERS AGREEMENT

This AMENDED AND RESTATED SERIES D PREFERRED STOCK INVESTORS’ RIGHTS AND STOCKHOLDERS AGREEMENT, dated as of November 4, 2019 (the “Agreement”), by and among SelectQuote, Inc., a Delaware corporation (the “Company”), all of the persons listed on Schedule A hereto (the “Management Stockholders”), all of the entities listed on Schedule B hereto (each, a “Series D Investor,” and, collectively, the “Series D Investors”), and any subsequent stockholder of the Company who becomes a party to this Agreement pursuant to the terms and conditions hereof (together with the Series D Investors and the Management Stockholders, each a “Stockholder,” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, on July 23, 2014, the Series D Investors purchased 4,000,000 shares of the Company’s Series D Convertible Preferred Stock, par value $0.01 per share for a purchase price of $20.00 per share (the “Series D Preferred Stock”), pursuant to that certain Series D Preferred Stock Purchase Agreement, dated as of July 23, 2014 (the “Purchase Agreement”), by and among the Series D Investors and the Company;

WHEREAS, the Company and the Stockholders are each party to that certain Series D Preferred Stock Investors’ Rights and Stockholders Agreement, dated as of July 23, 2014 (the “Prior Agreement”); and

WHEREAS, the Stockholders desire to amend and restate the Prior Agreement in its entirety in the form of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Prior Agreement to read in full as follows:

ARTICLE I

BOARD OF DIRECTORS AND VOTING AGREEMENT

Section 1.1 Election of Directors. At each annual meeting of the stockholders of the Company, or at each special meeting of the stockholders of the Company involving the election of directors of the Company, and at any other time at which stockholders of the Company shall have the right to or shall vote for or render consent in writing regarding the election of directors of the Company, then, and in each such event, the Stockholders entitled to vote for the election of directors of the Company hereby covenant and agree, so long as the Series D Investors collectively own at least 2,000,000 shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or similar recapitalization with respect to the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), or the Series D Preferred Stock) of (i) the Series D Preferred Stock, (ii) the Common Stock issued upon conversion of the Series D Preferred Stock in accordance with the terms of the Series D Convertible Preferred Stock

Certificate of Designation adopted by the Board of Directors of the Company (the “Board”) and filed with the Secretary of State of the State of Delaware on July 23, 2014 (the “Certificate of Designation”) and the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time (the “Restated Certificate”), or (iii) any combination of the Series D Preferred Stock and the Common Stock, to vote all shares of voting Capital Stock (as defined below) presently owned or hereafter acquired by them (whether owned of record or over which any person exercises voting control) in favor of the following actions:

(a) to fix and maintain the number of members of the Board at six (6), which number may not be further changed except by an amendment to this Agreement approved by the consent of majority in interest of the Series D Investors and the Company;

(b) to cause and maintain the election to the Board and each committee and subcommittee thereof, two (2) directors designated by the Series D Investors, who shall be reasonably acceptable to the Company if such persons are not directors, officers, employees, managers or members of Brookside Equity Partners LLC (together with its successors, “BEP”) (the “Series D Directors”); provided, that if such committee or subcommittee includes two (2) or fewer directors who are not Series D Directors, the number of Series D Directors to be included in such committee or subcommittee shall be one (1); and

(c) in connection with a Company Default (as defined below) pursuant to Section 4.1(e), to remove each of the members of the Board and to elect replacement directors to fill the vacancies created as a result of such removal with persons designated by a majority in interest of the Series D Investors.

Section 1.2 Election of Subsidiary Directors. At each annual meeting of the stockholders or members of the Company’s subsidiaries, or at each special meeting of the stockholders or members of the Company’s subsidiaries involving the election of directors or managers of the Company’s subsidiaries’ boards of directors/managers (the “Subsidiary Boards”), and at any other time at which stockholders or members of the Company’s subsidiaries shall have the right to or shall vote for or render consent in writing regarding the election of the members of the Subsidiary Boards, then, and in each such event, the Company covenants and agrees, so long as the Series D Investors collectively own at least 2,000,000 shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to the Common Stock or the Series D Preferred Stock) of (i) the Series D Preferred Stock, (ii) the Common Stock issued upon conversion of the Series D Preferred Stock or (iii) any combination of the Series D Preferred Stock and the Common Stock, to vote all shares or other equity interests of the Company’s subsidiaries presently owned or hereafter acquired by it or its subsidiaries (whether owned of record or over which it or its Affiliates (as defined in the Purchase Agreement) exercise voting control) in favor of the following actions:

(a) to fix and maintain the number of members of each Subsidiary Board at not less than three (3) nor more than six (6), which number may not be further changed except by an amendment to this Agreement approved by the consent of a majority in interest of the Series D Investors and the Company;

(b) to cause and maintain the election to each Subsidiary Board and each committee and subcommittee thereof, the Series D Directors; provided, that if such Board, committee or subcommittee includes two (2) or fewer directors who are not Series D Directors, the number of Series D Directors to be included in such committee or subcommittee shall be one (1); and

(c) in connection with a Company Default pursuant to Section 4.1(e), to remove each of the members of each Subsidiary Board and to elect replacement directors to fill the vacancies created as a result of such removal with persons designated by a majority in interest of the Series D Investors.

Section 1.3 Removal of Series D Directors. None of the parties hereto, except the Series D Investors in the case of the Series D Directors, shall vote or cause to be voted (1) any voting Capital Stock held by it or over which it has voting control (with respect to the Board) or (2) any shares or other equity interests of any of the Company’s subsidiaries (with respect to each Subsidiary Board) held by it or over which it has voting control or otherwise take any action to remove any Series D Director from the Board or any Subsidiary Board, or any committee or subcommittee thereof, except for willful misconduct or fraud committed by such Series D Director in connection with the performance of such Series D Director’s duties as a director of the Company or any subsidiary, in each case as determined by a court of competent jurisdiction in a final judgment not subject to appeal. However, each of the Stockholders shall vote or cause to be voted all shares of voting Capital Stock owned by it or over which it has voting control (i) to remove from the Board any Series D Director at the request of a majority in interest of the Series D Investors and (ii) to fill any vacancy in the membership of the Board (or any committee or subcommittee thereof) caused by the removal or resignation of a Series D Director with a designee of a majority in interest of the Series D Investors. Notwithstanding the foregoing, the Company agrees to vote or cause to be voted all shares or other equity interests of the Company’s subsidiaries owned by it or over which it has voting control (y) to remove from any Subsidiary Board (or any committee or subcommittee thereof) any Series D Director at the request of a majority in interest of the Series D Investors and (z) to fill any vacancy in the membership of any Subsidiary Board (or any committee or subcommittee thereof) caused by the removal or resignation of a Series D Director with a designee of a majority in interest of the Series D Investors.

Section 1.4 No Liability for Election of Recommended Directors. No Stockholder, shall have any liability (a) as a result of voting in accordance with the provisions of this Agreement for the election as a director of the Company or any subsidiary of any designee in accordance with the provisions of this Agreement or (b) for any act or omission by such designated person in his or her capacity as a director of the Company or any subsidiary.

Section 1.5 No “Bad Actor” Designees. Each Stockholder with the right to designate or participate in the designation of a director as specified above hereby represents and warrants to the Company that, to such Stockholder’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Stockholder’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule

506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Stockholder with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Stockholder’s knowledge, is a Disqualified Designee and (B) that in the event such Stockholder becomes aware that any individual previously designated by any such Stockholder is or has become a Disqualified Designee, such Stockholder shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

Section 1.6 Matters Requiring Board Approval. So long as the Series D Investors are entitled to designate the Series D Directors for election pursuant to Section 1.1, the Company hereby covenants and agrees that it shall not, and shall not permit any of its subsidiaries to, without the approval of a majority of the members of the Board (or the applicable Subsidiary Board), (i) hire or fire any key executives or officers of the Company or any subsidiary of the Company, (ii) approve or pay any compensation for or to any officer or key executive of the Company or any subsidiary of the Company, except for the payment of compensation consistent with past practice or (iii) enter into or approve any material transaction between the Company or any subsidiary of the Company, on the one hand, and any employee, officer, or director of the Company or any subsidiary of the Company, any spouse or other relative of any of the foregoing persons or any corporation, limited liability company, partnership or other entity owned or controlled by any of the foregoing persons, on the other hand.

Section 1.7 Frequency of Meetings. So long as the Series D Investors are entitled to designate the Series D Directors for election pursuant to Section 1.1, the Company hereby covenants and agrees that it shall, and at the request of the Series D Directors shall cause its subsidiaries to hold a least one (1) meeting of the Board and each Subsidiary Board during each calendar quarter.

Section 1.8 Notice. The Company shall provide to the Series D Investors not less than ten (10) days’ prior written notice of any intended mailing of notice to the stockholders of the Company or the Company’s subsidiaries for a meeting at which members of the Board or any Subsidiary Board are to be elected, and the Series D Investors shall notify the Company in writing, prior to such mailing, of the persons designated by them as their nominees for election as Series D Directors. If the Series D Investors fail to give notice to the Company as provided above, it shall be deemed that their designees then serving as Series D Directors shall be their designees for reelection to the Board or Subsidiary Board, as applicable.

Section 1.9 Series D Investors’ Observer Rights. So long as the Series D Investors are entitled to designate the Series D Directors for election pursuant to Section 1.1, the Company shall invite one (1) representative (the “Representative”) designated by a majority in interest of the Series D Investors to attend all meetings in person of the Board and each Subsidiary Board, and each committee and subcommittee thereof, in a nonvoting observer capacity, and, in this respect, shall give the Representative copies of all notices, minutes, consents and other materials it provides to the members of the Board and each Subsidiary Board, and each committee and subcommittee thereof; provided, however, that if such Representative is not a director, officer, employee, manager or member of BEP (a “Non-BEP Representative”) such Non-BEP Representative shall agree to hold in confidence and trust all information so provided; and

provided further, that the Company reserves the right to withhold any information and to exclude such Representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, or, in the case of a Non-BEP Representative, result in the disclosure of trade secrets, or if a conflict of interest exists between the Company and such Non-BEP Representative.

Section 1.10 Reimbursement of Expenses. The Company hereby agrees that it shall promptly reimburse the Series D Directors for all reasonable out-of-pocket costs and expenses incurred thereby in connection with traveling to and attending each meeting of the Board, each Subsidiary Board and the respective committees and subcommittees thereof (other than a meeting in which such Series D Directors participate by phone).

Section 1.11 Termination of Rights. The rights and obligations of the Company and the Stockholders set forth in this Article I shall terminate (i) immediately before the closing of a firm-commitment underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act resulting in (a) aggregate cash proceeds to the Company of not less than $75,000,000 (net of underwriting discounts and commissions), (b) a pre-offering valuation of the Company (calculated on the basis of the price per share to be paid in such offering) of not less than $900,000,000 and (c) the listing of such shares of Common Stock on the New York Stock Exchange or the NASDAQ Stock Market (a “Qualified IPO”); or (ii) upon a Deemed Liquidation Event (as such term is defined in the Certificate of Designation), whichever occurs first; provided, however, that in connection with the consummation of a Qualified IPO the Board shall be classified immediately prior to such consummation pursuant to Section 141(d) of the Delaware General Corporation Law into three classes with one of the Series D Directors then serving appointed to the class of directors with a term of office that expires upon the third annual meeting of the stockholders of the Company held after such classification and the other Series D Director then serving appointed to the class of directors with a term of office that expires upon the second annual meeting of the stockholders of the Company held after such classification (and the Stockholders agree to take such actions as the Company may reasonably require in order to effectuate the foregoing).

ARTICLE II

LIMITATION ON TRANSFERS, RIGHT OF FIRST OFFER AND CO-SALE

Section 2.1 Proposed Transfer by Stockholders. Until the occurrence of a Qualified IPO, the Management Stockholders (each, a “Restricted Stockholder”) shall not transfer, either in a single transaction or in a series of transactions, any shares of Capital Stock (“Shares”) or any right or interest therein then owned by them except by a transfer that meets the requirements of this Article II and this Agreement generally. In the event that a Restricted Stockholder (a “Transferring Stockholder”) proposes to transfer any portion of the shares of its Capital Stock (each, a “Shares Transfer”), whether voluntarily or involuntarily, other than pursuant to a Permitted Transfer (as defined below), then, prior to any proposed Shares Transfer, such Transferring Stockholder shall give written notice (the “TS Notice”) of its intention to effect the Shares Transfer to the Company and to the Series D Investors affiliated with BEP or, if not affiliated with BEP, holding at least 500,000 shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to the

Common Stock or the Series D Preferred Stock) of Capital Stock (each, a “Major Series D Investor” and collectively, the “Major Series D Investors”). The TS Notice shall set forth (a) the Transferring Stockholder’s bona fide intention to offer such Shares, (b) the class, series and number of Shares to be sold by the Transferring Stockholder (the “Sale Shares”) and (c) the principal terms of such Shares Transfer, including the cash or other property or consideration to be received upon such Shares Transfer for each Sale Share (the “Offer Price”). The term “Permitted Transfer” means any of the following: (i) any Shares Transfer approved by the Board (including each of the Series D Directors), (ii) any Shares Transfer among and within the Grant Group (as defined below), (iii) any Shares Transfer among the Management Stockholders, (iv) any Shares Transfer by any Restricted Stockholder so long as such Shares Transfer does not result in such Restricted Stockholder having transferred (other than in any other Permitted Transfer) (A) in any twelve (12) month period, on a cumulative basis, more than five percent (5%) of the Shares held by the Restricted Stockholder (calculated as of the date of this Agreement and as may be adjusted from time to time for stock dividends, stock splits, combinations or similar recapitalizations with respect to the Shares); and (B) for all periods after the date hereof on a cumulative basis more than fifteen percent (15%) of the Shares held by the Restricted Stockholder (calculated as of the date of this Agreement and as may be adjusted from time to time for stock dividends, stock splits, combinations or similar recapitalizations with respect to the Shares), (v) a Shares Transfer from a Restricted Stockholder to the Company or to one or more of its “Affiliates” or “Subsidiaries” as those terms are defined in Rule 405 promulgated pursuant to the Securities Act, (vi) a pledge of Shares by a Restricted Stockholder that creates a security interest in the pledged Shares, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Restricted Stockholder making such pledge, or (vii) a Shares Transfer to a spouse, domestic partner or same-sex partner (other than pursuant to any divorce or separation proceedings or settlement), parent, child (natural or adopted), stepchild, grandchild or any other direct lineal descendant, or a trust or a family limited partnership for the benefit of any one or more of such persons in the case of a Transferring Stockholder that is an individual (each recipient pursuant to any of clauses (i) through (vii) being a “Permitted Transferee”); provided, however, that prior to each such Permitted Transfer (other than a transfer by will or the laws of intestacy pursuant to clause (vii) upon the death of a Restricted Stockholder), (x) the Transferring Stockholder shall provide at least five (5) days’ advance notice to the Company and (y) such Permitted Transferee shall agree in writing to be bound by the obligations imposed upon Restricted Stockholders under this Agreement as if such Permitted Transferee were originally a signatory to this Agreement in the capacity of the Transferring Stockholder who proposes to effect such Permitted Transfer, and, upon such agreement, shall also have all the rights of the Transferring Stockholder who effected such Permitted Transfer. In the case of a Permitted Transfer by will or the laws of intestacy pursuant to clause (vii) upon the death of a Restricted Stockholder, (1) such Restricted Stockholder’s estate representative(s) shall promptly notify the Company and (2) each of such Restricted Stockholder’s Permitted Transferees shall promptly agree in writing to be bound by the obligations imposed upon Restricted Stockholders under this Agreement as if such Permitted Transferee were originally a signatory to this Agreement in the capacity of such Restricted Stockholder, and, upon such agreement, shall also have all the rights of such Restricted Stockholder. For the avoidance of doubt, any Shares Transfer made to an Exercising Series D Investor pursuant to and in compliance with Section 2.2 and Section 2.3 of this Agreement, and any Shares Transfer made pursuant to and in compliance with Section 2.4 of this Agreement, shall be deemed to meet the requirements of this Article II and this Agreement generally. As used herein the “Grant Group” means William T. Grant II, William T. Grant III, Robert Grant, SQ Acquisition Company, LLC, Haakon Capital LLC, and SQAC HOLDCO, LLC and any of their respective Affiliates.

Section 2.2 Right of First Offer.

(a) In the event that a Transferring Stockholder desires to effect a Shares Transfer other than a Permitted Transfer, then, within fifteen (15) days after receipt of the TS Notice specified in Section 2.1 (the “Investor Option Period”), each of the Major Series D Investors shall have the right to purchase up to its pro rata portion of the Sale Shares that are the subject of such Shares Transfer, at a purchase price per Sale Share equal to the Offer Price and upon the terms and conditions set forth in the TS Notice. Each Major Series D Investor’s pro rata portion of the Sale Shares shall be equal to (i) the number of Sale Shares multiplied by (ii) a fraction, the numerator of which shall be the number of Shares of Capital Stock held by such Major Series D Investor on the date of the applicable TS Notice and the denominator of which shall be the total number of Shares of Capital Stock held by all Major Series D Investors on such date.

(b) Each Major Series D Investor may exercise its right to purchase Sale Shares under this Section 2.2 by delivering a written notice of its bona fide desire to purchase such Sale Shares (an “Exercise Notice”) to the Company and such Transferring Stockholder prior to the expiration of the Investor Option Period, which Exercise Notice shall state the number of Sale Shares proposed to be purchased by the exercising Major Series D Investor (each an “Exercising Series D Investor”). The failure of a Major Series D Investor to respond to a TS Notice prior to the expiration of the applicable Investor Option Period shall be deemed to be a waiver of such Major Series D Investor’s rights under this Section 2.2 with respect to the Share Transfer relating to such TS Notice. For purposes of this Agreement, “Capital Stock” means (x) shares of Common Stock and the Company’s Preferred Stock, par value $0.01 per share (whether now outstanding or hereafter issued) (“Preferred Stock”), (y) shares of Common Stock issued or issuable upon conversion of Preferred Stock, and (z) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company. For purposes of calculating the number of shares of Capital Stock held by a Stockholder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then applicable conversion ratio.

(c) In the event any Exercising Series D Investor elects not to purchase its entire pro rata portion of the Sale Shares available pursuant to this Section 2.2 prior to the expiration of the applicable Investor Option Period, then the Company shall promptly give written notice (the “Overallotment Notice”) to each Exercising Series D Investor that has elected to purchase its entire pro rata portion of the Sale Shares (each a “Fully Participating Series D Investor”), which notice shall set forth the number of Sale Shares not purchased by the other Exercising Series D Investors (the “Unsubscribed Shares”), and shall offer the Fully Participating Series D Investors the right to acquire the Unsubscribed Shares. Each Fully Participating Series D Investor shall have five (5) days after delivery of the Overallotment Notice to deliver a written notice to the Transferring Stockholder and the Company (the “Overallotment Exercise Notice”) of its election to purchase a portion of the Unsubscribed Shares on the same terms and conditions as set forth in the TS Notice, which Overallotment Exercise Notice shall also indicate the maximum number of Unsubscribed Shares that such Fully Participating Series D Investor shall purchase in the event that any other

Fully Participating Series D Investor elects not to purchase its entire pro rata portion of the Unsubscribed Shares. Each Fully Participating Series D Investor’s pro rata portion of the Unsubscribed Shares under this Section 2.2(c) shall be equal to (i) the number of Unsubscribed Shares multiplied by (ii) a fraction, the numerator of which shall be the number of Shares of Capital Stock held by such Fully Participating Series D Investor on the date of the applicable TS Notice and the denominator of which shall be the total number of Shares of Capital Stock owned by all Fully Participating Series D Investors on the date of such TS Notice.

(d) In the event that the Exercising Series D Investors do not collectively elect to purchase all of the Sale Shares, the Transferring Stockholder may transfer all of such Sale Shares, on terms and conditions no less favorable to such Transferring Stockholder than those set forth in the TS Notice and at a purchase price per share no less than the Offer Price, to a proposed third party transferee; provided, however, that such sale is bona fide and made pursuant to a contract entered into within sixty (60) days of the expiration of the Investor Option Period (the “Contract Date”) and made in compliance with the other provisions of this Agreement, including Section 2.4 below. If such sale is not consummated within sixty (60) days of the Contract Date for any reason, then the restrictions provided for herein shall again become effective, and no transfer or disposition of such Sale Shares may be made thereafter by such Transferring Stockholder without again offering the same to the Series D Investors in accordance with this Article II.

Section 2.3 Closing. The closing of the purchase of Sale Shares subscribed for by the Exercising Series D Investors under Section 2.2 shall be held electronically on the 30th day after the delivery to the Company and the Transferring Stockholder by the Exercising Series D Investors of Exercise Notices or Overallotment Exercise Notices, as applicable, evidencing the Exercising Series D Investors’ commitment to purchase all (but not less than all) of such Sale Shares. At such closing, such Transferring Stockholder shall deliver the certificates representing such Sale Shares, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Sale Shares shall be free and clear of any liens, claims, options, charges, encumbrances or rights (other than those arising hereunder and those attributable to actions by the Exercising Series D Investors) and such Transferring Stockholder shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Sale Shares. Each Exercising Series D Investor shall deliver its portion of the purchase price for the Sale Shares in full at any closing of the Sale Shares purchased by it, which purchase price shall include immediately available funds for any cash portion thereof. At such closing, all of the parties to the transaction shall execute and deliver such additional documents as are otherwise necessary or appropriate to effectuate the transfer of the Sale Shares.

Section 2.4 Right to Participate in Transfers by a Transferring Stockholder. In the event that any Transferring Stockholder desires to effect a Shares Transfer other than a Permitted Transfer, and such Sale Shares have not been purchased pursuant to Section 2.2 above, and thereafter are to be sold to a prospective third party transferee, then, at least forty-five (45) days prior to the contemplated Shares Transfer, such Transferring Stockholder shall deliver a “Secondary TS Notice” including the information contained in the original TS Notice, but also including the date or proposed date of such Shares Transfer and the name and address of the proposed third party transferee. Upon receipt of such Secondary TS Notice, each Major Series D Investor (each, a “Co-Selling Holder”) shall have the right (by written notice to the Company and such Transferring Stockholder to be sent within fifteen (15) days after each such Major Series D Investor receives such Secondary TS Notice) to require such Transferring Stockholder to cause to be purchased from such Co-Selling Holder the number of shares of Capital Stock then held by such Co-Selling Holder that equals the product of (i) the number of Sale Shares that such Transferring Stockholder proposes to transfer, multiplied by (ii) the percentage determined by dividing (A) the number of shares of Capital Stock then held by such Co-Selling Holder by (B) the number of shares of Capital Stock then held by all of the stockholders of the Company. The purchase of any Shares held by Co-Selling Holders pursuant to this Section 2.4 shall be consummated on the same terms applicable to the Transferring Stockholder’s transfer of the Sale Shares and shall be memorialized in, and governed by, a written purchase and sale agreement (a “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, which shall provide that the aggregate consideration payable to the Co-Selling Holders and such Transferring Stockholder shall be allocated based on the number of shares of Capital Stock being sold pursuant to the Shares Transfer; provided, that, if a Transferring Stockholder proposes to sell Common Stock and a Co-Selling Holder wishes to sell Preferred Stock, the price set forth in the applicable Secondary TS Notice shall be appropriately adjusted based on the conversion ratio of such Preferred Stock into Common Stock. If any proposed transferee refuses to purchase Capital Stock subject to the foregoing participation rights from any Co-Selling Holder, or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to any such Co-Selling Holder, no Transferring Stockholder may sell any Sale Shares to such proposed transferee unless and until, simultaneously with such sale, such Transferring Stockholder purchases all Capital Stock proposed to be sold by such Co-Selling Holder from such Co-Selling Holder on the same terms and conditions (including the proposed Offer Price) as set forth in the applicable Secondary TS Notice.

Section 2.5 Terms of Purchase. In all events, the Sale Shares (and any Shares sold by Co-Selling Holders in accordance with Section 2.4 above) shall continue to be subject to the terms of this Agreement and any transferee of such Shares shall agree in writing to be bound by the obligations imposed upon Stockholders under this Agreement as if such transferee were originally a signatory to this Agreement.

Section 2.6 Transfers Void. Any attempted Shares Transfer by a Transferring Stockholder in violation of the terms of this Article II shall be null and void ab initio and shall be ineffective to vest in any transferee any interest held by such Transferring Stockholder in the subject Shares. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Shares not made in strict compliance with this Agreement).

Section 2.7 Termination of Restrictions. The rights and obligations in this Article II shall terminate upon the earlier of (i) the closing of a Qualified IPO and (ii) a Deemed Liquidation Event.

ARTICLE III

PREEMPTIVE RIGHTS

Section 3.1 Preemptive Right. So long as the Series D Investors are entitled to designate the Series D Directors for election pursuant to Section 1.1, and subject to the terms and conditions specified in this Article III and applicable securities laws, the Company hereby grants to each Major Series D Investor a preemptive right with respect to future sales by the Company of its Capital Stock or securities convertible into or exercisable for any Capital Stock (collectively, “Company Securities”). Each Series D Investor shall have the right to assign the preemptive rights hereby granted to it, in whole or in part, to its Affiliates. Each time the Company proposes to issue or sell any Company Securities (a “Company Offering”), the Company shall permit each Major Series D Investor to exercise its preemptive rights in accordance with the following provisions:

(a) The Company shall deliver written notice (the “Sale Notice”) to each Major Series D Investor stating (i) the class, series and number of Company Securities proposed to be sold by the Company, (ii) the proposed price and terms upon which it is selling such Company Securities and (iii) the Company’s determination of the number of shares of Company Securities which may be purchased by such Major Series D Investor if it chooses to exercise its rights under this Section 3.1.

(b) Within fifteen (15) days after receipt of the Sale Notice, each Major Series D Investor may, by giving notice thereof to the Company (a “Preemptive Notice”), elect to purchase, at the price paid by the purchaser in the Company Offering and on the terms of the Company Offering, up to such Major Series D Investor’s Proportional Number (as defined below) of shares of the Company Securities being issued or sold in such Company Offering. As used herein, the term “Proportional Number” means (i) the total number of shares of Company Securities being issued or sold by the Company in the Company Offering multiplied by (ii) a fraction, the numerator of which shall be the number of Shares of Capital Stock held by such Major Series D Investor and the denominator of which shall be the total number of Shares of Capital Stock held by all the Stockholders immediately prior to such Company Offering.

(c) The closing of the purchases of any shares of Company Securities with respect to which any Major Series D Investor has given a Preemptive Notice shall be held electronically on the 30th day after the giving by the Company of the Sale Notice contemplated by Section 3.1(a), or at such other time and place as the parties to the transaction may agree. At such closing, the Company shall deliver certificates representing the Company Securities to be sold to each Major Series D Investor that has given a Preemptive Notice. Each such Major Series D Investor shall deliver at the closing payment of the purchase price in full in immediately available funds for the Company Securities purchased by it pursuant to this Section 3.1. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate to effectuate the transaction.

(d) Notwithstanding anything to the contrary contained herein, the preemptive rights contained in this Article III shall not be applicable to (i) the issuance by the Company of options to the Company’s employees, directors or unaffiliated consultants (or to the exercise of such options) pursuant to option plans adopted by the Board, (ii) the issuance of Common Stock pursuant to the conversion or exercise of existing Preferred Stock, (iii) Exempted Securities (as defined in the Restated Certificate), (iv) the issuance of securities pursuant to a Qualified IPO and (v) the issuance of any securities by the Company in connection with any merger, consolidation, share exchange or any other Deemed Liquidation Event consummated in accordance with Section 3.3.1 of the Certificate of Designation.

Section 3.2 Termination of Rights. Except in the case of rights and obligations that have been exercised but not been fulfilled, the rights and obligations of the Company and the Stockholders set forth in this Article III shall terminate upon the earliest to occur of (a) the closing of a Qualified IPO and (b) a Deemed Liquidation Event.

ARTICLE IV

PUT RIGHTS APPLICABLE TO SERIES D INVESTORS’

CAPITAL STOCK AND DRAG-ALONG RIGHT

Section 4.1 Series D Investors’ Put Rights.

(a) All (but not less than all) issued and outstanding shares of Series D Preferred Stock or shares of Common Stock issued upon the conversion of Series D Preferred Stock owned by the Major Series D Investors (the “Put Shares”) shall be redeemed by the Company upon the delivery of a written notice (a “Put Notice”) requesting redemption of all of such Put Shares and delivered by the holders of at least a majority of the then outstanding Put Shares held by all of the Major Series D Investors. Such Put Notice may only be delivered (i) subject to the next succeeding sentence, within thirty (30) days following the occurrence of an Indebtedness Acceleration Event (as defined below), (ii) subject to the next succeeding sentence, during the period beginning thirty (30) days prior to the occurrence of a Change of Control (as defined below) and ending thirty (30) days following the occurrence of such Change of Control, or (iii) on or after January 31, 2025 (the “Maturity Date” and, (i), (ii) and (iii) together, a “Redemption Event”). The obligation of the Company to redeem the Put Shares in connection with an Indebtedness Acceleration Event or a Change of Control shall be subject to (x) the prior repayment in full of all loans and all other obligations that are accrued and payable under the Designated Debt Financing, (y) the termination of all commitments under the Designated Debt Financing and (z) the termination (or cash collateralization or back-stopping) of all outstanding letters of credit under the Designated Debt Financing (as defined below) in accordance with its terms. For purposes of this Agreement, “Indebtedness Acceleration Event” means any breach, default or event of default with respect to any indebtedness for borrowed money of the Company and/or its subsidiaries (or any indebtedness of any other person guaranteed by the Company or any of its subsidiaries) in excess of $50,000,000 (“Material Indebtedness”) shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Material Indebtedness, in each case, after the expiration of any applicable grace period and after the giving of notice by the holder of such Material Indebtedness, or beneficiary of such guarantee, if required, if the effect of such breach, default or event of default is to cause the holder(s) of such Material Indebtedness, or the beneficiaries of any such guarantee, to accelerate the maturity of any such Material Indebtedness or redeem or otherwise repurchase such Material Indebtedness. Notwithstanding the foregoing, unless any payee of the Material Indebtedness subject to an Indebtedness Acceleration Event has foreclosed upon all or any portion of the assets of the Company or any of its material subsidiaries, in the event that, within one hundred eighty (180) days following the occurrence of an Indebtedness Acceleration Event pursuant to clause (i) above, (aa) such Material Indebtedness is repaid or refinanced in full by the Company or (bb) such payee irrevocably waives or withdraws such Indebtedness Acceleration Event, any Put Notice delivered in connection with such Indebtedness Acceleration Event shall be deemed to have been rescinded.

(b) The price per share of the Put Shares that are Series D Preferred Stock, payable by the Company in connection with a Put Notice, shall be equal to the greater of (i) the Series D Original Issue Price (as defined in the Certificate of Designation), plus all Accruing Dividends (as defined in the Certificate of Designation) accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon; and (ii) the amount that would be paid with respect to such share in connection with a sale of all of the issued and outstanding Capital Stock as of the date of such Redemption Event for the fair market value of such Capital Stock (taking into account all relevant facts and circumstances, without deduction for minority or marketability discounts and disregarding, for purposes of such valuation, the effect of any redemption of the Put Shares required to be made hereunder), as determined (A) by the mutual agreement of (1) a majority of the members of the Board and (2) the holders of a majority of the Put Shares or, if such parties cannot agree on such fair market value within thirty (30) days following such Redemption Event, then (B) by an independent investment banking firm of national reputation expert in the valuation of privately held companies (an “Appraiser”) which is selected by the mutual agreement of (1) a majority of the members of the Board and (2) the holders of a majority of the Put Shares; provided, however, that if the Company or the holders of a majority of the Put Shares object in writing to the Appraiser’s determination of fair market value within ten (10) days following the delivery of the first Appraiser’s determination of fair market value then (y) if there is only one objecting party, the objecting party shall choose a second Appraiser within thirty (30) days following the delivery of the first Appraiser’s written determination of fair market value which second Appraiser shall issue a written valuation within thirty (30) days following its engagement; if the two Appraisers shall arrive at the same valuation, such valuation shall be deemed to be such fair market value; if the two Appraisers shall arrive at valuations that do not differ from each other by more than ten percent (10%), then such fair market value shall be deemed to be the mathematical mean of such valuations; and if such valuations differ from each other by more than ten percent (10%), then such two Appraisers shall select a third Appraiser and such fair market value shall be the mathematical mean of the value determined by such third Appraiser and the values previously determined by one of the two previous Appraisers whose value is closest to the value determined by such third Appraiser; and (z) if there are two objecting parties, each objecting party shall choose an Appraiser within thirty (30) days following the delivery of the first Appraiser’s written determination of fair market value which new Appraisers shall issue a written valuation within thirty (30) days following their engagement; if the three Appraisers shall arrive at valuations in which the highest and lowest valuations do not differ from each other by more than ten percent (10%), then such fair market value shall be deemed to be the mathematical mean of the three valuations; and if the highest and lowest valuations differ from each other by more than ten percent (10%), then such fair market value shall be the mathematical mean of the two valuations which are closest to one another in amount; or, if such parties cannot agree on an Appraiser within forty-five (45) days following the Redemption Event, then (C) by the following process: (1) a majority of the members of the Board shall choose one Appraiser within sixty (60) days following the Redemption Event and (2) the holders of a majority of the Put Shares shall choose a second Appraiser within sixty (60) days following the Redemption Event, each of which shall issue a written valuation within thirty (30) days following its retention; if such Appraisers shall arrive at the same valuation, such valuation shall be deemed to be such fair market value; if such Appraisers shall arrive at valuations that do not differ from each other by more than ten percent (10%), then such fair market value shall be deemed to be the mathematical mean of such valuations; and if such valuations shall differ by greater than ten percent (10%), then such Appraisers shall select a third Appraiser and such fair market value shall be the mathematical mean of (y) the value determined by such third Appraiser and (z) the value previously determined by one of the two previous Appraisers whose value is closest to the value determined by such third Appraiser. The fees and expenses of the Appraisers shall be paid as follows: the fees and expenses of the first Appraiser under clause (B) above or clause (C)(1) above shall be paid by the Company; the fees and expenses of the Appraiser (if any) retained by the holders of the Put Shares under clause (B) or (C)(2) above shall be paid by such holders of the Put Shares; the fees and expenses of the Appraiser (if any) retained by the Company under clause (B) above shall be paid by the Company; and the fees and expenses of the third Appraiser (if any) under clause (B) if selected by the first two Appraisers or under clause (C) above shall be paid fifty percent (50%) by the Company and fifty percent (50%) by the holders of the Put Shares. Notwithstanding the foregoing, if within twelve (12) months after the receipt of a Put Notice there is a Change of Control resulting in the transfer of 100% of the outstanding shares of Capital Stock (including the Put Shares), the price per share of the Put Shares that are Series D Preferred Stock, payable by the Company in connection with a Put Notice, shall equal the greater of (i) the Series D Original Issue Price (as defined in the Certificate of Designation), plus all Accruing Dividends (as defined in the Certificate of Designation) accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon or (ii) the per share price paid to the holders of Common Stock, assuming the conversion of the Series D Preferred Stock into Common Stock, pursuant to the Change of Control.

(c) The price per share of the Put Shares that are Common Stock, payable by the Company in connection with a Put Notice, shall be equal to the aggregate amount that would be paid with respect to such Put Share in connection with a sale of all of the issued and outstanding Capital Stock as of the date of such Put Notice for the fair market value of such Capital Stock (taking into account all relevant facts and circumstances, without deduction for minority or marketability discounts and disregarding, for purposes of such valuation, the effect of any redemption of the Put Shares required to be made hereunder), as determined in accordance with the provisions set forth in Section 4.1(b)(ii). Notwithstanding the foregoing, if within twelve (12) months after the receipt of a Put Notice there is a Change of Control resulting in the transfer of 100% of the outstanding shares of Capital Stock (including the Put Shares), the price per share of the Put Shares that are Common Stock, payable by the Company in connection with a Put Notice, shall equal the per share price paid to the holders of Common Stock as a result of the Change of Control.

(d) The obligation of the Company to purchase the Put Shares shall be subject to the condition that the Company has sufficient lawfully available funds to pay the purchase price for the Put Shares in accordance with Delaware law governing distributions to stockholders. Subject to the foregoing and to paragraph (e) below, the price paid to purchase the Put Shares (the “Put Price”) shall be paid in one installment in immediately available U.S. dollars paid within one hundred twenty (120) days following the determination of the Put Price in accordance with the foregoing; provided, however, that in the event of an Indebtedness Acceleration Event pursuant to Section 4.1(a)(i) above, such Put Price shall in no event be payable until the expiration of one hundred eighty (180) days after such Indebtedness Acceleration Event and the obligation of the Company to pay the Put Price shall be subject to Section 4.1(e) below.

(e) As an alternative to paying the Put Price pursuant to the above, and in light of the restrictions under Delaware law applicable to the Company and the Board, the Board may determine to conduct a Sale of the Company (as defined below), as soon as reasonably practicable in accordance with the terms of this Agreement, in which case the Put Price shall be paid upon the closing of such Sale of the Company. In the event that the Company fails to pay the Put Price to the Series D Investors within eighteen (18) months after the date of the Put Notice (a “Company Default”), the Series D Investors shall thereafter be entitled to:

(i) direct the Stockholders pursuant to Sections 1.1(c) and 1.2(c) to vote in favor of the removal of up to all of the members of the Board and each Subsidiary Board and to elect replacement directors to fill the vacancies created as a result of such removal with persons designated by the affirmative vote of the holders of a majority of the Capital Stock held by the Series D Investors, either at one (1) or more special meetings of the Company’s and each Company subsidiary’s stockholders or members duly called for that purpose or pursuant to one (1) or more written consents of such stockholders or members; and

(ii) exercise the drag-along rights set forth in Section 4.2.

(f) A “Change of Control” shall mean (i) any transaction or series of related transactions as a result of which, immediately following the consummation of such transaction or series of related transactions: the holders of the Capital Stock (other than the Series D Investors) immediately following the consummation of the Capital Stock repurchase described in Section 2.04(c) of the Purchase Agreement (the date of such repurchase, the “Redemption Date”) and the Permitted Transferees of the Restricted Stockholders, cease to collectively hold, as a group, a majority of the Shares of Capital Stock collectively held by such group as of the Redemption Date, or (ii) a Deemed Liquidation Event.

(g) Except in the case of rights and obligations that have been exercised but not fulfilled, the rights and obligations of the Series D Investors and the Company set forth in this Section 4.1 shall terminate upon the closing of a Qualified IPO.

Section 4.2 Drag-Along Right.

(a) A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company all of the outstanding shares of Capital Stock (a “Stock Sale”); or (b) a transaction that qualifies as a Deemed Liquidation Event.

(b) The rights of the Major Series D Investors under this Section 4.2 shall apply only if and to the extent that the Major Series D Investors are entitled under Section 4.1(e)(ii) to exercise the drag-along rights pursuant to this Section 4.2. In such event, and if (i) the holders of at least a majority of the shares held by the Major Series D Investors and (ii) the Board approve a Sale of the Company in writing, specifying that this Section 4.2 shall apply to such transaction, then each Stockholder and the Company hereby agree:

(i) if such transaction requires stockholder approval, with respect to all shares of Capital Stock that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all shares of Capital Stock in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(ii) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Major Series D Investors in order to carry out the terms and provision of this Section 4.2, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(iii) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any shares of the Capital Stock owned by such party or Affiliate in a voting trust or subject any shares of Capital Stock to any arrangement or agreement with respect to the voting of such shares of Capital Stock, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(iv) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; and

(v) if the consideration to be paid in exchange for the shares of Capital Stock pursuant to this Section 4.2 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the shares of Capital Stock which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the shares of Capital Stock.

(c) Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 4.2(b) above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(i) any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such shares of Capital Stock, including, but not limited to, representations and warranties that (i) the Stockholder holds all right, title and interest in and to the shares of Capital Stock such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable against the Stockholder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(ii) the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Proposed Sale, other than the Company;

(iii) liability for indemnification shall be limited to such Stockholder’s applicable share of a negotiated aggregate indemnification amount (not to exceed twenty five percent (25%) of the purchase price, in the case of non-fundamental representations and warranties, and the purchase price, in the case of fundamental representations and warranties) determined pursuant to an allocation methodology that applies to all Stockholders pro rata based on their respective shares of the Capital Stock, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(iv) upon the consummation of the Proposed Sale, except as provided elsewhere in this Agreement (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Certificate of Designation and the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale; and

(v) subject to clause (iv) above, requiring the same form of consideration to be available to the holders of any single class or series of Capital Stock, if any holders of any Capital Stock are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such Capital Stock will be given the same option; provided, however, that nothing in this Section 4.2(c)(v) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

ARTICLE V

MANAGEMENT OF COMPANY

Section 5.1 General. The business and affairs of the Company shall be managed, controlled and operated in accordance with the Restated Certificate, the Certificate of Designation and Bylaws (the “Bylaws”), as the same may be amended from time to time, except that the Restated Certificate, the Certificate of Designation and the Bylaws shall be not be amended in any manner that would conflict with, or be inconsistent with, the provisions of this Agreement, unless approved by the Board (including each of the Series D Directors).

ARTICLE VI

REGISTRATION RIGHTS

The Company covenants and agrees as follows:

Section 6.1 Form S-3 Demand. (a) If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from a majority in interest of the Series D Investors (the “Initiating Holders”) that the Company file a Form S-3 registration statement with respect to the Capital Stock of such Series D Investors having an anticipated aggregate offering price, net of all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of such Capital Stock, of at least $5 million, then the Company shall (i) within ten (10) days after the date such request is given, give a demand notice to all other Series D Investors; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Capital Stock requested to be included in such registration by any Series D Investors, as specified by notice given by each such Series D Investor to the Company within twenty (20) days of the date such demand notice is given, and in each case, subject to the limitations of Sections 6.1(c) and 6.3.

(b) Notwithstanding the foregoing obligations, if the Company furnishes to the Series D Investors requesting a registration pursuant to this Section 6.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period.

(c) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 6.1; (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred and eighty (180) days after the effective date of, a Company-initiated registration statement that complies with Section 6.2, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Section 6.1(a) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 6.1(c) until such time as the applicable registration statement has been declared effective by the Securities and Exchange Commission (the “SEC”).

Section 6.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Series D Investors) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that cannot be used in connection with the sale of the Capital Stock held by the Series D Investors; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.), the Company shall, at such time, promptly give each Series D Investor notice of such registration. Upon the request of each Series D Investor given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 6.3, cause to be registered all of the Capital Stock that each such Series D Investor has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 6.2 before the effective date of such registration, whether or not any Series D Investor has elected to include Capital Stock held thereby in such registration. The expenses of such withdrawn registration shall be borne by the Company.

Section 6.3 Underwriting Requirements. (a) If, pursuant to Section 6.1, the Initiating Holders intend to distribute the Capital Stock covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 6.1, and the Company shall include such information in the demand notice. The underwriter(s) shall be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Series D Investor to include such Series D Investor’s Capital Stock in such registration shall be conditioned upon such Series D Investor’s participation in such underwriting and the inclusion of such Series D Investor’s Capital Stock in the underwriting to the extent provided herein. All Series D Investors proposing to distribute their Capital Stock through such underwriting shall (together with the Company as provided in Section 6.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 6.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Series D Investors that otherwise would be underwritten pursuant hereto, and the number of shares of Capital Stock held by the Series D Investors that may be included in the underwriting shall be allocated among such Series D Investors, including the Initiating Holders, in proportion (as nearly as practicable) to the number of shares of Capital Stock owned by each Series D Investor or in such other proportion as shall mutually be agreed to by all such selling Series D Investors; provided, however, that the number of shares of Capital Stock held by the Securities D Investors to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(a) In connection with any offering involving an underwriting of shares of the Capital Stock pursuant to Section 6.2, the Company shall not be required to include any of the Series D Investors’ Capital Stock in such underwriting unless the Series D Investors accept the terms of the underwriting as reasonably agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of shares of Capital Stock requested by the Series D Investors to be included in such offering exceeds the number of shares to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such shares which the underwriters and the Company in their sole discretion reasonably determine shall not jeopardize the success of the offering. If the underwriters determine that less than all of the shares of Capital Stock requested to be registered by the Series D Investors can be included in such offering, then the shares of Capital Stock that are included in such offering shall be allocated among the Series D Investors in proportion (as nearly as practicable to) the number of shares of Capital Stock owned thereby. Notwithstanding the foregoing, in no event shall (i) the number of shares of the Series D Investors’ Capital Stock included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of such shares included in the offering be reduced below fifty percent (50%) of the total number of securities included in such offering, unless such offering is a Qualified IPO, in which case the selling Series D Investors may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering.

Section 6.4 Obligations of the Company. Whenever required under this Article IV to effect the registration of any shares of Capital Stock, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Capital Stock and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Initiating Holders, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Series D Investors refrain, at the request of an underwriter of Capital Stock (or other securities of the Company), from selling any securities included in such registration, and (ii) in the case of any registration of Capital Stock on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended, if necessary, to keep the registration statement effective until all such shares of Capital Stock are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Series D Investors such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as such Series D Investors may reasonably request in order to facilitate their disposition of the shares of Capital Stock held thereby;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Series D Investors; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such shares of Capital Stock covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all shares of Capital Stock registered pursuant to this Agreement and provide a CUSIP number for all such shares, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Series D Investors, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by such selling Series D Investors, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Series D Investor, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Series D Investor of any request by the SEC that the Company amend or supplement such registration statement.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

Section 6.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article VI with respect to the Capital Stock of any selling Series D Investor that such Series D Investor shall furnish to the Company such information regarding itself, the Shares of Capital Stock held by it and the intended method of disposition of such Shares as is reasonably required to effect the registration of such Shares.

Section 6.6 Expenses of Registration. All expenses incurred by the Company in connection with registrations, filings, or qualifications pursuant to Article VI, including all registration, filing, and qualification fees, printers’ and accounting fees and fees and disbursements of counsel for the Company shall be borne and paid by the Company, unless the Initiating Holders withdraw their request for a registration pursuant to Section 6.1, in which case the Initiating Holders shall bear and pay all of such expenses. The fees and disbursements of counsel for the Series D Investors in connection with registrations pursuant to Article VI shall be borne and paid by the selling Series D Investors.

Section 6.7 Delay of Registration. No Series D Investor shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Article VI.

Section 6.8 Indemnification. If any share of Capital Stock owned by a Series D Investor is included in a registration statement under this Article VI:

(a) To the extent permitted by law, the Company shall indemnify and hold harmless each such Series D Investor, and the partners, members, managers, officers, directors, and stockholders of each such Series D Investor; legal counsel and accountants for each such Series D Investor; any underwriter (as defined in the Securities Act) for each such Series D Investor and each person, if any, who controls such Series D Investor or underwriter within the meaning of the Securities Act or the Exchange Act, against any loss, damage, claim or liability (joint or several) to which any such person may become subject under the Securities Act, the Exchange Act or other federal or state law (collectively, “Damages”), insofar as such Damages arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law, and the Company shall pay to each such Series D Investor, underwriter, controlling person, or other aforementioned person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 6.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Series D Investor, underwriter, controlling person, or other aforementioned person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Series D Investor, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Series D Investor selling securities in such registration statement, and any controlling person of any such underwriter or other Series D Investor, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Series D Investor expressly for use in connection with such registration; and each such selling Series D Investor will pay to the Company and each other aforementioned person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 6.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Series D Investor, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Series D Investor by way of indemnity or contribution under this Section 6.8(b) exceed the proceeds from the offering received by such Series D Investor except in the case of fraud or willful misconduct by such Series D Investor.

(c) Promptly after receipt by an indemnified party under this Section 6.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

(d) The obligations of the Company under this Section 6.8 shall survive the completion of any offering of Capital Stock in a registration under this Article VI, and otherwise shall survive the termination of this Agreement.

Section 6.9 Reports Under Exchange Act. With a view to making available to the Series D Investors the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Series D Investor to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company as part of the initial public offering of its Capital Stock;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Series D Investor, so long as such Series D Investor owns any Capital Stock, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company as part of the initial public offering of its Capital Stock), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Series D Investor of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

Section 6.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of a majority in interest of the Series D Investors, enter into any agreement with any holder or prospective holder of any securities of the Company (i) to include any of such securities in any registration filed under Article VI, unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities shall not reduce the number of shares of Capital Stock held by the Series D Investors that are included, (ii) to demand registration of their securities, or (iii) which grants such holders or prospective holders additional registration rights not provided to the Series D Investors hereunder without granting such additional rights to the Series D Investors.

Section 6.11 Termination of Registration Rights. The right of any Series D Investor to request registration or inclusion in any registration pursuant to Section 6.1 or 6.2 shall terminate upon the earlier of (i) the closing of a Deemed Liquidation Event and (ii) the fourth anniversary of the closing of a Qualified IPO.

Section 6.12 Transfer of Registration Rights. The rights to cause the Company to register Capital Stock of a Series D Investor and other rights under this Article VI may be assigned by a Series D Investor to any Affiliate(s) of such Series D Investor that acquires shares of Series D Preferred Stock from such Series D Investor, provided, that the Company is given written notice by the assigning Series D Investor at the time of or within a reasonable time after said transfer, stating the name and address of said transferee or assignee and identifying the Shares with respect to which such registration rights are being assigned.

ARTICLE VII

INFORMATION RIGHTS

Section 7.1 Information Rights. The Major Series D Investors shall have the following rights:

(a) Periodic Financial Information. For so long as the Company is not subject to the periodic reporting requirements of Section 12 of the Exchange Act:

(i) within one hundred twenty (120) days after the end of each fiscal year of the Company, commencing with the year ending June 30, 2014, the Company shall provide each Major Series D Investor with audited consolidated financial statements of the Company and its subsidiaries for such fiscal year, consisting of an income statement, balance sheet and statement of changes in financial position, and prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”); and

(ii) within thirty (30) days after the end of each calendar month during each fiscal year of the Company and its subsidiaries, commencing with the month ending June 30, 2014, the Company shall provide each Major Series D Investor the unaudited monthly financial information consistent with past practices that is provided by the Company to the members of its senior management team, including, without limitation, consolidated and consolidating income statements, balance sheets and statements of cash flow for the Company and its subsidiaries.

(b) Management Meetings. For so long as the Major Series D Investors collectively own at least 5% of the Common Stock (determined on an as converted basis to the extent that the Series D Preferred Stock has not been converted into Common Stock as of the date of calculation), the Company shall periodically provide the Major Series D Investors with a calendar of upcoming regularly scheduled internal meetings involving the senior management of the Company and/or its subsidiaries and relating to the sales, operations or financial performance of the Company and its subsidiaries (the “Management Meetings”). For as long as the Company is not subject to the periodic reporting requirements of Section 12 of the Exchange Act, each Major Series D Investor shall be entitled to participate in or monitor such Management Meetings, either in person or via telephone, at the sole cost and expense of such Major Series D Investor. From and after the date that the Company is subject to the periodic reporting requirements of Section 12 of the Exchange Act and for so long as the Major Series D Investors collectively own at least 5% of the Common Stock (determined on an as converted basis to the extent that the Series D Preferred Stock has not been converted into Common Stock as of the date of calculation), each Major Series D Investor may elect to participate in or monitor one such Management Meeting per calendar quarter, which the Company shall use commercially reasonable efforts to schedule to occur immediately before or after quarterly Board meetings, either in person or via telephone, at the sole cost and expense of such Major Series D Investor, subject to the Major Series D Investors having entered into a confidentiality agreement reasonably satisfactory to the Company.

(c) Additional Information. For so long as the Major Series D Investors collectively own at least 5% of the Common Stock (determined on an as converted basis to the extent that the Series D Preferred Stock has not been converted into Common Stock as of the date of calculation), the Company shall permit each Major Series D Investor or any representative of such Major Series D Investor, at such Series D Investor’s expense, to visit and inspect, at reasonable intervals, the premises and properties of the Company and its subsidiaries, including their books and records of account, from time to time, and to discuss the business, finances and accounts of the Company and its subsidiaries with their respective officers at reasonable times during regular business hours, upon reasonable advance written notice to the Company; provided, however, that the Company shall not be obligated pursuant to this Section 7.1(c) to provide access to any information the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

Section 7.2 Confidentiality. Each Stockholder agrees that such Stockholder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company and enforce its rights as a stockholder of the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 7.2 by such Stockholder), (b) is or has been independently developed or conceived by the Stockholder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Stockholder may disclose confidential information (i) to its attorneys, accountants consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company and enforcing its rights as a stockholder of the Company; (ii) to any prospective purchaser of any securities from such Stockholder, if such prospective purchaser agrees to be bound by the provisions of this Section 7.2; (iii) to any Affiliate, partner, member, stockholder or wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such recipient that such information is confidential and directs such recipient to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. The covenants set forth in this Section 7.2 shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act or (iii) upon a Deemed Liquidation Event, whichever event first occurs.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 “Market Stand-off” Agreement. Each Stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days), (i) lend; offer;

pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Stockholder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 8.1 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Series D Investors only if all officers and directors are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 8.1 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 8.1 or that are necessary to give further effect thereto.

Section 8.2 Restrictions on Transfer. (a) The Series D Preferred Stock and the Capital Stock shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Stockholder will cause any proposed purchaser, pledgee, or transferee of the Series D Preferred Stock and the Capital Stock held by such Stockholder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate, instrument, or book entry representing the Capital Stock registered in the name of any Stockholder and (ii) any other securities issued in respect of such Capital Stock, including, upon any conversion, stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 8.2(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SERIES D PREFERRED STOCK INVESTORS’ RIGHTS AND STOCKHOLDERS AGREEMENT, DATED AS OF JULY 23, 2014, INCLUDING CERTAIN RESTRICTIONS ON TRANSFERS OF STOCK AND CERTAIN VOTING AGREEMENTS, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Stockholders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Capital Stock in order to implement the restrictions on transfer set forth in this Section 8.2.

(c) The holder of such Capital Stock, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 8.2. Before any proposed sale, pledge, or transfer of any Capital Stock, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Stockholder thereof shall give notice to the Company of such Stockholder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Stockholder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Capital Stock without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Capital Stock may be effected without registration under the Securities Act, whereupon the Stockholder of such Capital Stock shall be entitled to sell, pledge, or transfer such Capital Stock in accordance with the terms of this Agreement. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Stockholder distributes Capital Stock to an Affiliate of such Stockholder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Agreement. Each certificate, instrument, or book entry representing the Capital Stock transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 8.2(b).

Section 8.3 Duration of Agreement. Except for those provisions that, by their terms, terminate sooner, the rights and obligations of the Company and each Stockholder under this Agreement shall terminate as to such Stockholder upon the transfer in accordance with this Agreement of all Shares held by such Stockholder.

Section 8.4 Severability; Governing Law. If any provisions of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

Section 8.5 Injunctive Relief. It is acknowledged that it will be impossible to measure the damages that would be suffered by the nonbreaching party or parties if any party hereto fails to comply with the provisions of this Agreement and that in the event of any such failure, such nonbreaching parties shall not have an adequate remedy at law. The non-breaching parties shall, therefore, be entitled to obtain specific performance of the breaching party’s obligations hereunder and to obtain immediate injunctive relief. The breaching party shall not urge, as a defense to any proceeding for such specific performance or injunctive relief, that the nonbreaching parties have an adequate remedy at law. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 8.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assignees, legal representatives and heirs. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The administrator, executor or legal representative of any deceased or incapacitated Stockholder shall have the right to execute and deliver all documents and perform all acts necessary to exercise and perform the rights and obligations of such Stockholder under the terms of this Agreement.

Section 8.7 Additional Stockholders. Until the effective date of the registration statement in respect of a Qualified IPO, at which time the terms of this Section 8.7 shall terminate, prior to being issued Shares, the Company agrees that any future stockholder of the Company during the term of this Agreement that is issued shares of Capital Stock by the Company (i) in an amount in excess of one percent (1%) of the issued and outstanding Capital Stock shall be required to become a party to this Agreement as a Stockholder; provided, however, that the holders of options to acquire shares of Capital Stock in an amount in excess of one percent (1%) of the issued and outstanding Capital Stock that are outstanding on the date of this Agreement shall not be subject to the provisions of this Section 8.7 in connection with the exercise of such options or (ii) in a transaction that would result in the Management Stockholders, their Permitted Transferees and the Series D Investors ceasing to collectively hold, as a group, a majority of the issued and outstanding Capital Stock shall be required to become a party to this Agreement as a Restricted Stockholder.

Section 8.8 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Stockholder without the prior written consent of the parties. Any attempt by a Stockholder without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void.

Section 8.9 Modification or Amendment. Neither this Agreement nor any provisions hereof can be modified, amended, changed, discharged or terminated except by an instrument in writing, signed by (i) the Company, (ii) Stockholders holding at least a majority of the issued and outstanding Capital Stock held by the Stockholders (provided, however, that the consent of Stockholders holding a majority of the issued and outstanding Capital Stock held by the Stockholders shall not be required for any modification or amendment that does not affect the Stockholders other than the Series D Investors) and (iii) a majority in interest of the Series D Investors.

Section 8.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

Section 8.11 Notices. All notices to be given or otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument, delivered by hand in person, or by express overnight courier service, or by electronic facsimile transmission (with a copy sent by first-class mail, postage prepaid), or by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth on the signature page hereof or at such other address as may hereafter be designated in writing by the addressee to the addressor. All such notices shall, when mailed or transmitted, be effective when received or when attempted delivery is refused.

Section 8.12 No Other Agreements. Each Stockholder represents that it has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no holder of Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement. To the extent of conflicts or inconsistencies between the Bylaws and this Agreement, the terms of this Agreement shall be controlling.

Section 8.13 Consent to Incurrence of Indebtedness. Each Series D Investor, by its signature below, hereby consents, in accordance with Section 3.3.7 and Section 7 of the Certificate of Designation, to the incurrence by the Company and its subsidiaries of indebtedness and related guarantees in an aggregate amount up to $500,000,000 pursuant to the terms of the Credit Agreement by and among the Company, certain subsidiaries of the Company, the lenders party thereto, Morgan Stanley Capital Administrators, Inc., as Administrative Agent, and UMB Bank, N.A., as Revolver Agent, expected to be dated on or about November 4, 2019 in the form attached hereto as Exhibit A (the “Designated Debt Financing”).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ Jessica A. Baker
The Ampex Retirement Master Trust
Name: Jessica A. Baker
Title: Vice President
State Street Bank and Trust signing as Trustee

[Signature Page to SelectQuote, Inc. Amended and Restated

Series D Preferred Stock Investors’ Rights and Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ Donald L. Hawks III
BEP III LLC
Name: Donald L. Hawks III
Title: Managing Director of Brookside Equity
Partners LLC, as Manager of BEP III LLC

[Signature Page to SelectQuote, Inc. Amended and Restated

Series D Preferred Stock Investors’ Rights and Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ Donald L. Hawks III
BEP III Co-Invest LLC
Name: Donald L. Hawks III
Title: Managing Director of Brookside Equity
Partners LLC, as Manager of BEP III Co-Invest LLC

[Signature Page to SelectQuote, Inc. Amended and Restated

Series D Preferred Stock Investors’ Rights and Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ Donald L. Hawks III
SQ Co-investors LLC
Name: Donald L. Hawks III
Title: Managing Director of Brookside Equity
Partners LLC, as Manager of SQ Co-investors LLC

[Signature Page to SelectQuote, Inc. Amended and Restated

Series D Preferred Stock Investors’ Rights and Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ Timothy Danker
SelectQuote, Inc.
Name: Timothy Danker
Title: Chief Executive Officer

[Signature Page to SelectQuote, Inc. Amended and Restated

Series D Preferred Stock Investors’ Rights and Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ Charan Singh
Charan Singh

[Signature Page to SelectQuote, Inc. Amended and Restated

Series D Preferred Stock Investors’ Rights and Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ Sally J. Paulsen
Sally J. Paulsen, Trustee of The David and Sally
Paulsen 2019 Trust, dated July 3, 2019

/s/ David L. Paulsen
David L. Paulsen, Trustee of The David and Sally
Paulsen 2019 Trust, dated July 3, 2019

[Signature Page to SelectQuote, Inc. Amended and Restated

Series D Preferred Stock Investors’ Rights and Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ William T. Grant II
William T. Grant II

[Signature Page to SelectQuote, Inc. Amended and Restated

Series D Preferred Stock Investors’ Rights and Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ Joseph Michael Grant
Joseph Michael Grant, Trustee of the Joseph
Michael Grant Irrevocable Trust, dated October 23, 2018

[Signature Page to SelectQuote, Inc. Amended and Restated

Series D Preferred Stock Investors’ Rights and Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ William Thomas Grant III
William Thomas Grant III, Trustee of the William
Thomas Grant III Irrevocable Trust, dated October 23, 2018

[Signature Page to SelectQuote, Inc. Amended and Restated

Series D Preferred Stock Investors’ Rights and Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ Robert Clay Grant
Robert Clay Grant, Trustee of the Robert Clay
Grant Irrevocable Trust, dated October 23, 2018

[Signature Page to SelectQuote, Inc. Amended and Restated

Series D Preferred Stock Investors’ Rights and Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ William Thomas Grant III
SQ Acquisition Company, LLC
Name: William Thomas Grant III
Title: Manager

[Signature Page to SelectQuote, Inc. Amended and Restated

Series D Preferred Stock Investors’ Rights and Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ William Thomas Grant III
Haakon Capital LLC
Name: William Thomas Grant III
Title: Manager

[Signature Page to SelectQuote, Inc. Amended and Restated

Series D Preferred Stock Investors’ Rights and Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ Laura G. Gamble
Laura G. Gamble, Co-Trustee of the Gamble
Family Trust, dated November 6, 1997, as amended

/s/ John C. Gamble
John C. Gamble, Co-Trustee of the Gamble Family
Trust, dated November 6, 1997, as amended

[Signature Page to SelectQuote, Inc. Amended and Restated

Series D Preferred Stock Investors’ Rights and Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ Andrew Martin
Hoch Projects
Name: Andrew Martin
Title: Manager

[Signature Page to SelectQuote, Inc. Amended and Restated

Series D Preferred Stock Investors’ Rights and Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

/s/ Andrew Martin
Hoch Ventures
Name: Andrew Martin
Title: Manager

[Signature Page to SelectQuote, Inc. Amended and Restated

Series D Preferred Stock Investors’ Rights and Stockholders Agreement]

SCHEDULE A

Management Stockholders

[Omitted]

SCHEDULE B

Series D Investors

[Omitted]